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                                                               Exhibit 10.(d)(d)


      AGREEMENT dated [CLOSING DATE], among HENRY SCHEIN, INC., a Delaware corporation (the "Company"), and BRUCE HABER (the "Executive").

      The Company and the Executive are parties to an Employment Agreement dated March 7, 1997 (the "Employment Agreement"). Each capitalized term used herein and not otherwise defined shall have the meaning given such term in the Employment Agreement.

      The parties agree as follows:

      1. If the Executive's employment with the Company terminates for any reason other than (i) the Executive's death, (ii) the Executive's termination of his employment without good reason (as that term is used in Section 7(a)(ii) of the Employment Agreement), or (iii) by the Company pursuant to Section 7(a)(i) of the Employment Agreement, within two years after a Significant Date, the Company will pay, within 30 days after the date of such termination, the Executive (the "Termination Payment"), in full satisfaction of all its obligations hereunder, severance equal to (x) the product of (A) the base salary and automobile allowance paid to the Executive during the three months immediately preceding the date of termination (not including incentive compensation or any non-cash compensation) and (B) the number of full months the Executive had been employed by the Company prior to the termination, with a minimum severance pay equal to eighteen months' base salary (plus eighteen months' automobile allowance) and a maximum severance pay equal to thirty-six months' base salary (plus thirty-six months' automobile allowance), plus (y) three times the amount of bonus, if any, paid to the Executive for the full fiscal year preceding the termination; provided, however, that the maximum amount payable under this Section 1 shall be limited to the amount which when added to all other payments (or the value of all other benefits) that are received by the Executive from the Company and which are "contingent upon a change in control" as such term is defined in the Internal Revenue Code of 1986 (the "Code") would not constitute a "parachute payment" (as such term is defined on the date hereof by the Code, i.e. the aggregate present value of the payments in the nature of compensation to such individual which are contingent on such change would be less than three (3) times the "base amount" as such term is defined on the date hereof by the Code); and provided further, however, that the Termination Payment shall be reduced to the extent that the Executive is entitled to cash and/or benefits as a result of the termination of employment (other than cash and/or benefits accrued to the date of termination). The term that the Executive has been employed by the Company for purposes of this Agreement shall include the term of his employment by Micro Bio-Medics, Inc. ("MBM") prior to the Effective Time (as defined in the Agreement and Plan of Merger by and among the Company, MBM and HSI Acquisition Corp. dated as of February 28, 1997).

      The Termination Payment payable pursuant to this Section 1 will not be subject to offset on account of any remuneration paid or payable to the Executive for any subsequent employment the Executive may obtain, whether during or after the period during which the Termination Payment is made and the Executive shall have no obligation whatsoever to seek any subsequent employment.
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      2. In all events, the Termination Payment will be subject to any applicable payroll or other taxes required to be withheld.

      3. The Company will reimburse the Executive for reasonable attorneys' fees and expenses incurred by the Executive if the Executive is employed hereunder and prevails against the Company with respect to a claim hereunder.

      4. This Agreement shall be binding upon and inure to the benefit of the Executive and his legal representatives and the Company and any assignee or successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company.

      5. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, may not be modified or terminated orally, and shall be construed and governed in accordance with the laws of the State of New York.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                              HENRY SCHEIN, INC.


                                              By:______________________________
                                                     Authorized Officer


                                              _________________________________
                                              BRUCE HABER


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                                   SCHEDULE A

      A "Significant Date" shall be deemed to have occurred if after the date hereof: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof), excluding (A) the Company, (B) any "Subsidiary" thereof, (C) any employee benefit plan sponsored or maintained by the Company, or any Subsidiary thereof (including any trustee of any such plan acting in his or her capacity as trustee) and (D) any person who (or group which includes a person who) is the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) as of January 1, 1995 of at least fifteen percent (15%) of the common stock of the Company, becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of the Company having at least thirty percent (30%) of the total number of votes that may be cast for the election of directors of the Company; (ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of all or substantially all of the Company's assets or combination of the foregoing transactions (a "Transaction"), other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any shareholder owning directly or indirectly more than ten percent (10%) of the shares of the other company involved in the Transaction if such shareholder is not as of January 1, 1994, the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of at least fifteen percent (15%) of the common stock of the Company); (iii) within any twenty-four (24) month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the board of directors of the Company or the board of directors of any successor to the Company (the "Board"), provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision); or (iv) a Voting Trust Termination Date, as such term is defined in the Voting Trust Agreement dated as of September 30, 1994 among the Company, Stanley Bergman, as voting trustee and others. Notwithstanding the foregoing, no Significant Date shall be deemed to have occurred for purposes of this Agreement by reason of any Transaction which shall have been approved by at least two-thirds of the Incumbent Directors.


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